Exhibit 10.54

AMENDMENT NUMBER ONE

TO THE EXELON CORPORATION

2006 LONG-TERM INCENTIVE PLAN

WHEREAS, Exelon Corporation (the “Company”) maintains the Exelon Corporation 2006 Long-Term Incentive Plan, effective January 1, 2006 (the “Plan”);

WHEREAS, pursuant to Section 5.2 of the Plan, the Compensation Committee of the Board of Directors of the Company (the “Committee”) is authorized to amend the Plan to the extent that the Committee deems such amendment advisable, subject to certain requirements; and

WHEREAS, the Committee has approved the adoption of this amendment to the Plan in order to avoid any adjustment in outstanding options made to reflect a change in the Company’s capitalization being treated as a new grant for purposes of applicable accounting standards.

NOW, THEREFORE, the Plan is amended for all outstanding and future awards under the Plan, effective December 4, 2006, as follows:

1. Section 5.7(a) of the Plan is amended to read as follows:

“(a) In the event any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock (other than a regular cash dividend) occurs on or after the date this Plan is approved by the stockholders of the Company, the number and class of securities available for all awards under this Plan, the number and class of securities available for Stock Awards and Performance Unit Awards granted under this Plan, the maximum number of securities with respect to which awards may be granted during any year to any one person, the maximum number of shares subject to awards granted during any year by the Chief Executive Officer, the number and class of securities subject to each outstanding option and the purchase price per security, and the terms of each outstanding SAR, Restricted Stock Award, Restricted Stock Unit Award, Performance Share Award and Performance Unit Award, including the number and class of securities subject thereto, shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding options and SARs without an increase in the aggregate purchase price or base price. The decision of the Committee regarding such adjustment shall be final, binding and conclusive. If any such adjustment would result in a fractional security being (a) available under this Plan, such fractional security shall be disregarded, or (b) subject to an award under this Plan, the Company shall pay the holder of such award, in connection with the first vesting, exercise or settlement of such award, in whole or in part, occurring after such adjustment, an amount in cash determined by multiplying (i) the fraction of such security (rounded to the nearest hundredth) by (ii) the excess, if any, of (A) the Fair Market Value on the vesting, exercise or settlement date over (B) the exercise or base price, if any, of such award.”

[Execution Page Follows]

IN WITNESS WHEREOF, the Company has caused this amendment to be executed this      day of                         , 2006.

Exelon Corporation

By:
S. Gary Snodgrass Executive Vice President & Chief Human Resources Officer